EXHIBIT 10.30

February 23, 2017 Anthony Conte c/o EPAM Systems, Inc. 41 University Drive - Suite 202 Newtown, PA 18940

Dear Anthony:

This letter agreement, (together with the attachments, the “Agreement”), reflects our mutual understanding with respect to your future services and expected separation from EPAM Systems, Inc. (the “Company” or “we”) and sets forth the payments and benefits that you will be eligible to receive under this Agreement.

1.
Chief Financial Officer Transition and Separation. As of the date hereof, we hereby acknowledge your intent to resign in the third quarter of 2017 or the earlier date of the successful transition of a successor being appointed as Chief Financial Officer (“CFO”), with great thanks for your valuable contributions to the Company to date. We appreciate your willingness to continue to work with the Company during a transitional period and cooperate with and participate in the Company’s search to appoint your successor. You and the Company agree that you intend to continue to be employed and provide services to the Company and its Subsidiaries (the “Company Group”) through the close of business on the earlier of August 10, 2017 or a date as determined by the Board of Directors of the Company (the “Board”) (either such date, the “Separation Date”). Your employment will terminate in all capacities on the Separation Date. You will cease to serve as CFO on the Separation Date, or an earlier date determined by the Board in connection with the appointment of your successor (such earlier date, to the extent applicable, the “Transition Date”). You agree to provide services as an employee or consultant, with duties and hours as determined by the Board (which will be no less than eight hours per week), during the period between the Transition Date and the Separation Date in support of your successor. Notwithstanding the foregoing, in no case will the Separation Date be before April 1, 2017, and you agree to provide services through such date. Failure to do so (other than for death or disability) will cause you to forfeit the options and restricted stock units that would otherwise become vested pursuant to Section 5(b).

2.
Base Salary and Benefits through August 10, 2017. From the date hereof until August 10, 2017, or your earlier voluntary termination of employment, you will be entitled to receive (a) continued base salary at your current annual salary rate, subject to any adjustments that are generally applicable to other executive officers of the Company, paid in accordance with the Company’s payroll practices in the ordinary course and (b) employee benefits at the level and of the type that you and your dependents currently receive or as consistent with the benefits provided to executive officers at the same cost to you as other executives. Following August 10, 2017, or your earlier voluntary termination of employment, you will be eligible to continue medical coverage through COBRA at your own cost. For the purposes of this Section 2, the termination of your employment due to death or disability will not be considered your voluntary termination of employment.

3.
2016 Bonus. You will be entitled to receive your annual cash incentive bonus for the performance year ending December 31, 2016, based on actual performance, paid in cash when bonuses for 2016 are paid to other senior executives of the Company (the “2016 Bonus Payment Date”), but in no event later than March 31, 2017; provided that (a) you are employed as of the 2016 Bonus Payment Date, or (b) your employment was terminated (i) by the Board (other than for “Cause,” as defined below) prior to the 2016 Bonus Payment Date or (ii) due to death or disability, prior to the 2016 Bonus Payment Date, in which case you or you legal beneficiaries will be entitled to receive your annual cash incentive bonus for the performance year ending December 31, 2016. For the purpose of this Agreement, “Cause” means your (i) act of fraud, embezzlement or willful misconduct involving the business of the Company; (ii) breach of fiduciary duty or gross negligence in the performance of, or failure to perform, duties; (iii) conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude or (iv) material violation of this Agreement, any Company policy or any restrictive covenant you have with the Company.

4.
2017 Bonus. Subject to your continued employment, consistent with the terms of this Agreement, through the Separation Date or the earlier termination of your employment due to death or disability, you will be eligible to receive a cash bonus of $125,000 for the performance period ending June 30, 2017. If you voluntarily terminate your employment after January 1, 2017 but before August 10, 2017, you will receive a bonus for the performance period described above prorated according to the number of days you were employed by the Company between January 1, 2017 and June 30, 2017.

5.	Treatment of Equity.

a.	You acknowledge that you will not be eligible to receive Company equity grants in 2017.

b.
Provided that (x) (i) you remain an employee or a consultant of the Company through the Separation Date, (ii) you execute the General Release Agreement set forth as Appendix A hereto (the “General Release”) within 21 days hereof, and you not revoking the General Release within 7 days of execution, (iii) you execute the Reaffirmation Page set forth as Appendix B hereto (the “Reaffirmation Page”) on or after the Separation Date, and (iv) you continue to comply with Sections 7, 9 and 10 of this Agreement or (y) prior to the Separation Date, your employment is terminated due to death or disability, any outstanding options that would have become exercisable and any restricted stock units that would have been settled, each by March 31, 2018, will become exercisable or settled, as applicable, effective as of Separation Date, in accordance with the terms set forth in the applicable award agreements. For any options that become exercisable according to this Section 5, according to the terms set forth in the applicable award agreements, you shall have 90 days from the termination of your employment to exercise such options.

6.
Additional Benefits; Release; Reaffirmation Page. You acknowledge and agree that certain payments and benefits described herein are in excess of the total payments and benefits that you would otherwise be eligible to receive upon your termination of employment, absent this Agreement. In order to induce the Company to enter into this Agreement to provide you these additional benefits, you will (a) sign the General Release as set forth as Appendix A hereto, within 21 days of receipt, (b) not revoke such General Release within the 7-day period as set forth in the General Release and (c) on the Separation Date or your earlier termination of employment, or as soon as practicable thereafter, sign the Reaffirmation Page as set forth as Appendix B hereto and not timely revoke the Reaffirmation Page within the 7-day period as set forth in the General Release. In addition to your execution and non-revocation of the General Release and Reaffirmation Page, as applicable, your continuing entitlement to the payments and benefits described in this Agreement is subject to your continuing compliance with the provisions of Sections 7, 9 and 10 of this Agreement. You hereby acknowledge that, except as otherwise specifically provided in this Agreement, you will not be entitled to any cash or non-cash consideration or other benefits of any kind from the Company, including any payments or benefits to which you may have been entitled under any of the Company’s equity compensation plans and related award agreements or any other agreement with the Company.

7.	Confidential Information; Assignment of Inventions.

a.
Subject to Section 8, you hereby confirm and acknowledge that certain assets of the Company, including, without limitation, information regarding their methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems, programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists (collectively, the “Confidential Information”) are valuable, special, and unique assets of the Company. You will not, during or after your employment with the Company, disclose any or any part of the Confidential Information to any person or entity for any reason or purpose whatsoever, directly or indirectly; provided, however, that the Confidential Information will in no event include i. any Confidential Information which was generally available to the public at the time of disclosure by you or ii. any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder. As of the date of the termination of your employment, you will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

b.
You hereby acknowledge that all rights to discoveries, inventions, improvements and innovations, copyright and copyrightable materials (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that you discovered, invented or originated during your employment with the Company or any predecessor entity, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (collectively, “Inventions”), is the exclusive property of the Company, and you hereby irrevocably assign all right, title and interest in and to all Inventions to the Company. You hereby agree to execute at the request of the Company any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Company therein, and you will assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. You hereby appoint the Company as your attorney in fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions, reproductions (in whole or in part) or extracts of any items relating to the Confidential Information prior to the date of the termination of your employment.

8.	Employee Protections.

a.
Notwithstanding anything to the contrary contained herein or in any other confidentiality provision or agreement to which you may become subject to as a result of your employment with the Company, nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of the foregoing activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency. Nothing in this agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency; provided, however, once this agreement becomes effective, you will not be entitled to receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you file or is filed on your behalf. Notwithstanding anything to the contrary herein, the Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.

b.
Pursuant to the Defend Trade Secrets Act of 2016, you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Further, in the event that disclosure of Confidential Information was not done in good faith pursuant to the above, you may be subject to substantial damages, including punitive damages and attorneys’ fees.

9.
Non-Disparagement. Subject to Section 8, you agree that you will not now or at any time in the future make any disparaging statements concerning the Company Group or its activities, or concerning its shareholders, officers, directors, employees, representatives, products or services, in a public forum, to the press, to present or former employees of the Company Group, or to any individual or entity with whom or which the Company Group has a working or business relationship, including, but not limited to, its customers, clients, suppliers and distributors, or to any other person or entity, where such comment or statement could affect adversely the conduct of the Company Group’s business or its reputation. The Company agrees that it will instruct its directors and executive officers not to now or at any time in the future make any disparaging statements concerning your activities or reputation in a public forum.

10.
Non-Competition. You agree that, during the period between the date of this Agreement and twelve (12) months following the termination of your employment (the “Restricted Period”), you will not, without the prior written consent of the Board, directly or indirectly, and whether as a principal, investor, employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, own, manage, operate, participate in or be employed or engaged by, a Competing Business (as defined below) in any jurisdiction in which the Company Group is then engaged, or at any time during such period becomes or became engaged; provided, however, that nothing herein will limit your right to (x) own not more than 1% of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (y) look for employment or other engagement or (z) enter into any employment or similar agreement; provided that your employment or other engagement does not commence during the Restricted Period. For purposes of this Agreement, “Competing Business” means any business that is engaging in or, as of the Separation Date or your earlier termination of employment, is actively planning to engage in, providing customers with software product engineering, software product development, application development, application testing services, technology consulting or software solutions.

11.
Non-Solicit and No-Hire. You agree that, during the Restricted Period, you will not (i) solicit or encourage any employee, consultant or other service provider of the Company Group to terminate his or her employment, consulting or other provision of services to the Company Group, (ii) hire any employee of the Company Group prior to the date on which such person has not been employed by the Company Group for a period of at least twelve (12) months, or (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relationship of the Company Group to cease doing or reduce their business with the Company Group, or in any way interfere with the relationship between the Company Group and any customer, client, supplier, licensee or other business relationship of the Company Group.

12.
Governing Law. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania (regardless of conflict of laws principles) as to all matters including, without limitation, validity, construction, effect, performance and remedies.

13.
Notices. All notices, requests and other communications under this Agreement, the First Release and the Second Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this Section 13).

If to you:        Anthony Conte
At the address set forth at the top of this Agreement

If to the Company:    EPAM Systems, Inc.
41 University Drive - Suite 202
Newtown, PA 18940
Attn: Ginger Mosier

Each such notice, request or other communication will be effective only when received by the receiving party.

14.	Transferability.

a.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in your case) and assigns.

b.
No rights or obligations of the Company under this Agreement may be assigned or transferred by it except that such rights and obligations shall be automatically assigned or transferred pursuant to a merger, amalgamation, consolidation or other combination in which the Company is not the continuing or resulting entity, or a sale or liquidation of all or substantially all of the Company’s business and assets; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company.

c.
None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or by operation of law.

d.
You shall be entitled, to the extent permitted under applicable law and applicable plans or programs of the Company or of any other member of the Company Group, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving written notice thereof to the Company. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate, executor or other legal representative.

15.	Counterparts. This Agreement may be executed in counterparts. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

16.
Entire Agreement. This Agreement sets forth the entire agreement and understanding relating to your employment relationship with the Company; this Agreement supersedes all prior discussions, negotiations, term sheets, illustrative calculations, proposed arrangements and agreements concerning your employment with the Company and your separation therefrom and may not be amended except by mutual written agreement, executed by the Parties, that specifically identifies the provisions being amended.

17.	Representations.

a.
The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) to the best of its knowledge and belief, the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. In the event that the foregoing representation is in any respect false, the Company will promptly and fully indemnify you against any liability, loss, expense or obligation that you incur as a result.

b.
You represent and warrant that (i) to the best of your knowledge and belief, the execution, delivery and performance of this Agreement by you does not violate any applicable law, regulation, order, judgment or decree and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be your valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. In the event that the foregoing representation is false in any respect, you will promptly and fully indemnify the Company against any liability, loss, expense or obligation that the Company, or any member of the Company Group, incurs as a result.

18.	Miscellaneous

a.
No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person or entity and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

b.
The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

c.
In the event of any inconsistency between the terms of this Separation Agreement and the terms of any other plan, program, agreement, award document or other arrangement of the Company or any member of the Company Group, the terms of this Agreement shall control.

d.	Payments under this Agreement will be subject to applicable withholding taxes, deductions and required employee tax contributions.

1.
[Signature Page Follows]

EPAM Systems, Inc.

By:    /s/ Arkadiy Dobkin
Title:    CEO & President
Date:    February 23, 2017

I HAVE READ THIS LETTER AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

Anthony Conte

/s/ Anthony Conte

Date:    February 23, 2017

Attachment A

GENERAL RELEASE

I, Anthony Conte, in consideration of and subject to the performance by EPAM Systems, Inc. (the “Company”), of its obligations under the Letter Agreement, dated as of February 23, 2017 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below, subject to Section 8 of the Agreement. I understand that, in consideration thereof, the Company does hereby release and forever discharge, as of the date hereof, me from any and all claims arising out of, or in connection with, my employment with, or separation from, the Company.

1.
I understand that any payments or benefits paid to me under the Agreement represent, in part, consideration for signing this General Release and is not salary, wages or benefits to which I was already entitled. Such payment or benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my spouse, and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns may have, which arise out of or are connected with my employment with, or my separation or termination from the Company (including any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the ADEA which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including any claim under the ADEA).

5.
I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the foregoing, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding.

6.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release. I also agree to hold each of the Released Parties harmless from and to indemnify each of the Released Parties against, any and all damages, including attorneys’ fees and expenses that any of them may suffer on account of any breach of any representation or warranty I make hereunder.

7.
I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

8.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9.
I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement. For the avoidance of doubt, nothing in this paragraph 9 will prohibit me from enforcing my rights under the Agreement.

10.
Subject to Section 8 of the Agreement, I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family members, my accountants, financial advisors, tax advisors, any legal or other counsel I have consulted regarding the meaning or effect hereof, to my banks and financial institutions, to any government agency which requests a copy of this Agreement, or as otherwise required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

11.	I agree to reasonably cooperate with the Company upon the written request of the Chief Executive Officer of the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party, in each case in accordance with the Agreement, and the Company will reimburse me for any reasonable expenses approved by the Company incurred as a result of such internal investigation, proceeding or dispute.

12.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.
Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS UNDER THE ADEA; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (NOT INCLUDING SUCH RIGHTS AS MAY BE ENFORCEABLE PURSUANT TO MY PARTICIPATION IN A 401(K) PLAN SPONSORED BY THE COMPANY OR THE COMPANY);

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, AND I HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)
I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE ADEA. I UNDERSTAND THAT I MAY EXECUTE THIS GENERAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT MY KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD;

(f)
I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN

AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
As evidenced by the signatures below, Anthony Conte and the individual executing this General Release for the Company each certify that he or she has read this this General Release and understands and agrees to all of its terms.

By:____________________________________        ___________________________
Anthony Conte                        Date

EPAM Systems, Inc.

By:____________________________________        ____________________________
Name:                                Date
Title:

ATTACHMENT B

REAFFIRMATION PAGE

I have confirmed my understanding and agreement to the commitments set forth in the Agreement as of the date of my execution.  This page represents my reaffirmation of the commitments set forth in the Agreement and the General Release as of the date hereof, and I hereby agree that the general release of claims pursuant to General Release will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.

I ratify and reaffirm the commitments set forth in the Agreement:

__________________________        ___________________________
Anthony Conte                    Date